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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)*




                             First Israel Fund Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    32063L100
                                 (CUSIP Number)

                                  June 30, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)
     |_|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 32063L100                     13G                    Page 2 of 8 Pages
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    1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          CITY OF LONDON INVESTMENT GROUP PLC, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
--------- ----------------------------------------------------------------------
    2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|
--------- ----------------------------------------------------------------------
    3.    SEC USE ONLY

--------- ----------------------------------------------------------------------
    4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          GREAT BRITAIN
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER   450,708
   NUMBER OF
    SHARES        ------- ------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY
     EACH         ------- ------------------------------------------------------
   REPORTING         7.   SOLE DISPOSITIVE POWER 450,708
    PERSON
     WITH         ------- ------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER 0

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    9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          450,708
--------- ----------------------------------------------------------------------
   10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|

          CERTAIN SHARES
--------- ----------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.58%
--------- ----------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON

          HC
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CUSIP No. 32063L100                     13G                    Page 3 of 8 Pages
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    1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
--------- ----------------------------------------------------------------------
    2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|
--------- ----------------------------------------------------------------------
    3.    SEC USE ONLY

--------- ----------------------------------------------------------------------
    4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          GREAT BRITAIN
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER   429,608
   NUMBER OF
    SHARES        ------- ------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER 0
   OWNED BY
     EACH         ------- ------------------------------------------------------
   REPORTING         7.   SOLE DISPOSITIVE POWER 429,608
    PERSON
     WITH         ------- ------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER 0

--------------------------------------------------------------------------------
    9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          429,608
--------- ----------------------------------------------------------------------
   10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.08%
--------- ----------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON

          IA
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CUSIP No. 32063L100                     13G                    Page 4 of 8 Pages
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ITEM 1(A).        NAME OF ISSUER:

                  First Israel Fund Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Credit Suisse Asset Management
                  466 Lexington Avenue
                  New York
                  N.Y. 10017

ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Global Emerging Markets Country Fund, Investable Emerging Markets Country Fund, GFM (Institutional) Emerging Markets Country Fund and Global Optimization Fondo de Inversion Internacional (collectively, the "Funds"):

                  (i) City of London Investment Group PLC ("CLIG"), the parent holding company of (a) City of London Investment Management Company Limited ("CLIM"), which acts as an investment adviser to all of the Funds with the exception of Global Optimization Fondo de Inversion Internacional ("Global"), and (b) City of London Quantitative Management Limited ("CLQM"), which acts as an investment adviser to Global, and

                  (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds other than Global. The shares of common stock of the Issuer owned by Global are not included in the statement for CLIM.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Address for CLIG and CLIM:

                  10 Eastcheap
                  London EC3M 1LX
                  England

ITEM 2(C).        CITIZENSHIP:

                  CLIG - Great Britain

                  CLIM - Great Britain

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CUSIP No. 32063L100                     13G                    Page 5 of 8 Pages
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ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(E).        CUSIP NUMBER:

                  32063L100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

                  (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) |X| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) (for CLIM);

                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) |X| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                            1813);

                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

                  (j)       |_| Group, in accordance with Rule
                            13d-1(b)(1)(ii)(J).

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CUSIP No. 32063L100                     13G                    Page 6 of 8 Pages
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ITEM 4.           OWNERSHIP.

                  For CLIG:

                  (a) Amount beneficially owned:

                      450,708

                  (b) Percent of class:

                      10.58%

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote :
450,708

                      (ii) Shared power to vote or to direct the vote : 0

                      (iii) Sole power to dispose or to direct the disposition
                            of : 450,708

                      (iv) Shared power to dispose or to direct the disposition
                           of : 0

                  For CLIM:

                  (a) Amount beneficially owned:

                      429,608

                  (b) Percent of class:

                      10.08%

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote: 429,608

                      (ii) Shared power to vote or to direct the vote: 0

                      (iii) Sole power to dispose or to direct the disposition
                            of: 429,608

                      (iv) Shared power to dispose or to direct the disposition
                           of: 0



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

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CUSIP No. 32063L100                     13G                    Page 7 of 8 Pages
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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  CLIG, as the parent holding company of CLIM and CLQM, and CLIM and CLQM, as investment advisers to the Funds, have the power to direct the dividends from, or the proceeds of the sale of the shares owned by the Funds. Each of the Funds owns less than 5% of the shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 32063L100                     13G                    Page 8 of 8 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The reporting persons agree that this statement is filed on behalf of each of them.



Dated: July 2, 2003



                            CITY OF LONDON INVESTMENT GROUP PLC


                            By: /s/ Barry M. Olliff
                                ---------------------------------
                                Name: Barry M. Olliff
                                Title: Director



                            CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED


                            By: /s/ Barry M. Olliff
                                ---------------------------------
                                Name: Barry M. Olliff
                                Title: Director